Exhibit 99.1

W&T OFFSHORE REPORTS FIRST QUARTER 2012 FINANCIAL AND

OPERATIONAL RESULTS

HOUSTON – May 8, 2012 – W&T Offshore, Inc. (NYSE: WTI) today announces financial and operational results for the first quarter of 2012. Some of the highlights include:

•

For the first quarter, production volumes averaged 49,226 barrels of oil equivalent per day, or 295.4 MMcfe gas equivalent per day, representing a 17% increase over the same quarter in 2011. Production volumes were split 47% oil and natural gas liquids (“NGLs”) and 53% natural gas. Our average realized sales price for oil was $110.39 per barrel and $48.51 per barrel for NGLs.

•	During the first quarter, we completed 18 wells, all of which were successful and all were in the Permian Basin. Nine of the wells were exploration wells and nine were development wells.

•

Revenues increased from the corresponding quarter in 2011 by $25.0 million to $235.9 million for the first quarter on higher realized oil prices and increased production volumes for all of our products. Oil and NGLs revenues represented 83% of total revenues, up from 76% in the first quarter of 2011.

•	For the quarter, net income was $3.2 million and earnings per share were $0.04. Excluding special items described below, net income was $30.6 million and earnings per share was $0.40 per share.

•

Adjusted EBITDA for the quarter was $146.5 million, up 10% from the first quarter of 2011. Our Adjusted EBITDA margin was 62%, in line with the 63% of the prior year quarter. Net cash provided by operating activities for the quarter increased $55.4 million to $128.2 million and was used to fund all capital expenditures and dividends ($85.1 million and $5.9 million, respectively) as well as reduce our long-term debt by $33.0 million.

•

After the end of the quarter, on May 7, 2012, we closed on an amendment of our bank credit facility that added additional banks to the existing bank group and increased the borrowing base from $575.0 million to $650.0 million.

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, “Due to our substantial production of oil, for which we receive a premium in the Gulf of Mexico, and natural gas liquids in the first quarter, our net cash provided by operating activities grew by 76% to $128.2 million, compared to the first quarter last year. This strong cash generating capability combined with a largely undrawn and, as of yesterday,

W&T Offshore, Inc. • Nine Greenway Plaza, Suite 300 • Houston, Texas 77046 • 713-626-8525 • www.wtoffshore.com even larger, revolving bank credit facility provides W&T with the capital to pursue a balanced growth plan consisting of acquisitions and drilling opportunities. In addition to the active acquisition environment we currently see, we have attractive oil focused drilling projects planned for this year, including several in the Gulf of Mexico that will benefit from premium oil pricing. While almost half of our production is already from oil and NGLs, we expect that percentage to continue to grow as these drilling projects are brought on production. Like most operators, we are negatively impacted by lower natural gas prices, but a vast majority of our natural gas production is accompanied by NGLs that boost the profitability of those fields.”

Revenues, Net Income and EPS: Net income for the first quarter of 2012 was $3.2 million, or $0.04 per common share, on revenues of $235.9 million, compared to net income of $18.6 million, or $0.25 per common share on revenues of $210.9 million for the same period in 2011. First quarter 2012 net income decreased primarily due to lower natural gas prices, higher expenses and the impact of special items, including an $8.3 million litigation accrual and $39.6 million derivative loss. Revenues were higher in the first quarter of 2012 due to higher realized oil prices and increased production volumes for all of our products. Realized oil prices (unhedged) were $110.39 per barrel, which represents a 13% increase over the same quarter of the prior year, and were above the average daily West Texas Intermediate price of $102.98 per barrel due to higher premiums for offshore crude. The average daily Brent price was $118.71 per barrel in the first quarter of 2012. Net income for the first quarter of 2012, excluding special items, was $30.6 million, or $0.40 per common share. This compares to $32.7 million, or $0.43 per common share, reported for the first quarter of 2011, excluding special items, which included a $21.6 million unrealized derivative loss. See the “Reconciliation of Net Income to Net Income Excluding Special Items” and related earnings per share, excluding special items in the table under “Non-GAAP Financial Information” at the back of this press release for a description of the special items.

Cash Flow from Operating Activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are defined in the “Non-GAAP Financial Measures” section later in this press release. For the first quarter of 2012, Adjusted EBITDA was $146.5 million, an increase of 10% compared to $133.3 million for the first quarter of 2011. Net cash provided by operating activities for the first quarter of 2012 was $128.2 million, an increase over the $72.7 million reported for the same period of the prior year. Adjusted EBITDA and net cash provided by operating activities increased due to higher oil prices and higher production volumes, partially offset by higher costs principally related to acquisitions and lower natural gas and NGL prices.

Production and Prices: During the first quarter of 2012, we sold 1.5 million barrels of oil, 0.5 million barrels of NGLs and 14.4 Bcf of natural gas. Our average realized sales price for oil was $110.39 per barrel, $48.51 per barrel for NGLs and $2.67 per Mcf for natural gas. In total, we sold 4.5 MMBoe at an average realized sales price of $52.41 per Boe, compared to 3.8 MMBoe sold at an average realized sales price of $55.62 per Boe in the first quarter of the prior year.

Lease Operating Expenses (“LOE”): For the first quarter of 2012, LOE, which includes base lease operating expenses, insurance, workovers, facility expenses, and hurricane remediation costs net of insurance claims, increased to $56.7 million from $52.4 million in the first quarter of 2011. LOE on a nominal basis increased due to expanded operations associated with acquisitions completed in 2011. On a per Boe basis, LOE decreased to $12.65 per barrel from $13.85 per barrel in the first quarter of 2011.

Depreciation, depletion, amortization and accretion (“DD&A”): Our DD&A rate increased slightly to $19.75 per Boe in the first quarter of 2012 from $19.58 per Boe in the first quarter of the prior year. On a nominal basis, DD&A increased to $88.5 million in the first quarter of 2012 from $74.1 million in the first quarter of 2011 due to higher production volumes.

General and Administrative Expenses (“G&A”): G&A increased to $29.5 million for the first quarter of 2012, up from $18.1 million from the same period in 2011. The increase in G&A was primarily due to an $8.3 million litigation accrual recorded in the first quarter of 2012 and expanded activities onshore and offshore. On a per Boe basis, G&A was $6.58 per Boe for the first quarter of 2012, compared to $4.79 per Boe for the same period in 2011.

Bank Credit Agreement: On May 7, 2012, we executed the First Amendment to the Fourth Amended And Restated Credit Agreement, which, among other things, increased the number of banks, increased the borrowing base from $575.0 million to $650.0 million and added a survivorship of security provision. All other terms of the agreement remain substantially the same as the prior agreement, including the termination date of May 5, 2015, interest rate spreads and covenants.

Capital Expenditures Update: For the three months ended March 31, 2012, our capital expenditures for oil and gas properties were $84.6 million and were funded from cash flow from operating activities. Capital expenditures included $46.4 million for onshore activities, $33.4 million for offshore activities and $4.8 million for seismic, leasehold and other costs. Additionally, exploration and development activities accounted for $17.3 million and $62.5 million, respectively, of total capital expenditures during the first quarter.

Drilling Update: During the first quarter of 2012, we completed 18 wells, all of which were onshore vertical wells in our Permian Basin acreage and all of which were successful. Fourteen of the wells were on our Yellow Rose acreage and four were completed on our Terry County, Texas acreage, which were all exploratory. Of the 14 wells completed in Yellow Rose, nine wells were development and five were exploratory with W&T holding 100% of the working interest in all 14 wells.

We are currently drilling two wells in the Gulf of Mexico, both of which are targeting oil. One is the deepwater A-4 side track development well at Mississippi Canyon 243 “Matterhorn” and the other is the A-13 development well at Ship Shoal 349 “Mahogany.” Both wells are expected to be completed in the second quarter and are 100% owned by W&T. We are also drilling a horizontal well at our Star Prospect in East Texas targeting condensate rich gas in the James Lime formation with completion expected in the second quarter.

Outlook: The guidance for full year 2012 represents the Company’s best estimate of the range of likely future results, and is affected by the factors described below in “Forward-Looking Statements.”

Our guidance for the full year 2012, which is unchanged from our prior guidance except for the income tax rate, is shown in the table below. Production guidance includes the planned build up from our capital budget of $425 million for 2012.

Estimated Production	Full-Year 2012
Oil and NGLs (MMBbls)	7.9 – 8.8
Natural gas (Bcf)	53.7 – 60.0
Total (Bcfe)	101.1 – 112.9
Total (MMBoe)	16.9 – 18.8
Operating Expenses ($ in millions, except as noted)	Full-Year 2012
Lease operating expenses	$215 – $237
Gathering, transportation & production taxes	$25– $35
General and administrative	$75 – $85
Income tax rate	38.1%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Wednesday, May 9, 2012, at 10:00 a.m. Eastern Time. To participate, dial (480) 629-9692 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until May 16, 2012, and may be accessed by calling (303) 590-3030 and using the pass code 4532663#.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer focused primarily in the Gulf of Mexico and Texas. We have grown through acquisitions, exploration and development and currently hold working interests in approximately 60 producing offshore fields in federal and state waters. During 2011, we expanded onshore into West Texas and East Texas where we are actively pursuing exploration and development activities. A substantial majority of our daily production is derived from wells we operate offshore. For more information on W&T Offshore, please visit our website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In thousands, except per share data)
Revenues	$235,886	$210,855

Operating costs and expenses:
Lease operating expenses	56,663	52,405
Gathering, transportation costs and production taxes	5,706	4,841
Depreciation, depletion, amortization and accretion	88,491	74,092
General and administrative expenses	29,479	18,129
Derivative loss	39,634	23,840

Total costs and expenses	219,973	173,307

Operating income	15,913	37,548
Interest expense:
Incurred	13,905	10,129
Capitalized	(3,191)	(1,412)

Income before income tax expense	5,199	28,831
Income tax expense	1,981	10,182

Net income	$3,218	$18,649

Basic and diluted earnings per common share	$0.04	$0.25

Weighted average common shares outstanding	74,300	74,004

Consolidated Cash Flow Information
Net cash provided by operating activities	$128,157	$72,725
Capital expenditures - oil and natural gas properties	84,626	39,928

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Net sales volumes:
Oil (MBbls)	1,540	1,446
NGL (MBbls)	544	358
Oil and NGLs (MBbls)	2,084	1,804
Natural gas (MMcf)	14,376	11,878
Total oil and natural gas (MBoe) (1)	4,480	3,783
Total oil and natural gas (MMcfe) (1)	26,877	22,699

Average daily equivalent sales (MBoe/d)	49.2	42.0
Average daily equivalent sales (MMcfe/d)	295.4	252.2

Average realized sales prices (Unhedged):
Oil ($/Bbl)	$110.39	$97.90
NGLs ($/Bbl)	48.51	50.14
Oil and NGLs ($/Bbl)	94.24	88.43
Natural gas ($/Mcf)	2.67	4.29
Barrel of oil equivalent ($/Boe)	52.41	55.62
Natural gas equivalent ($/Mcfe)	8.74	9.27

Average realized sales prices (Hedged): (2)
Oil ($/Bbl)	$106.63	$96.37
NGLs ($/Bbl)	48.51	50.14
Oil and NGLs ($/Bbl)	91.46	87.20
Natural gas ($/Mcf)	2.67	4.29
Barrel of oil equivalent ($/Boe)	51.12	55.03
Natural gas equivalent ($/Mcfe)	8.52	9.17

Average per Boe ($/Boe):
Lease operating expenses	$12.65	$13.85
Gathering and transportation costs and production taxes	1.27	1.28
Depreciation, depletion, amortization and accretion	19.75	19.58
General and administrative expenses	6.58	4.79
Net cash provided by operating activities	28.61	19.22
Adjusted EBITDA	32.71	35.22

Average per Mcfe ($/Mcfe):
Lease operating expenses	$2.11	$2.31
Gathering and transportation costs and production taxes	0.21	0.21
Depreciation, depletion, amortization and accretion	3.29	3.26
General and administrative expenses	1.10	0.80
Net cash provided by operating activities	4.77	3.20
Adjusted EBITDA	5.45	5.87

(1)	Bcfe and MMBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.
(2)	Data for 2012 and 2011 includes the effects of our commodity derivative contracts that did not qualify for hedge accounting.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2012	December 31, 2011
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$8,508	$4,512
Receivables:
Oil and natural gas sales	89,034	98,550
Joint interest and other	27,611	25,804

Total receivables	116,645	124,354
Deferred income taxes	11,004	2,007
Prepaid expenses and other assets	22,139	30,315

Total current assets	158,296	161,188
Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $152,077 at March 31, 2012 and $154,516 at December 31, 2011 were excluded from amortization)	6,018,210	5,959,016
Furniture, fixtures and other	20,001	19,500

Total property and equipment	6,038,211	5,978,516
Less accumulated depreciation, depletion and amortization	4,403,418	4,320,410

Net property and equipment	1,634,793	1,658,106
Restricted deposits for asset retirement obligations	35,518	33,462
Other assets	13,734	16,169

Total assets	$1,842,341	$1,868,925

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$64,992	$75,871
Undistributed oil and natural gas proceeds	35,075	33,732
Asset retirement obligations	105,442	138,185
Accrued liabilities	55,049	29,705
Income taxes	313	10,392

Total current liabilities	260,871	287,885
Long-term debt	684,000	717,000
Asset retirement obligations, less current portion	263,037	255,695
Deferred income taxes	70,427	58,881
Other liabilities	19,590	4,890
Commitments and contingencies	-	-
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; 77,220,706 issued and 74,351,533 outstanding at March 31, 2012, and December 31, 2011	1	1
Additional paid-in capital	389,628	386,920
Retained earnings	178,954	181,820
Treasury stock, at cost	(24,167)	(24,167)

Total shareholders’ equity	544,416	544,574

Total liabilities and shareholders’ equity	$1,842,341	$1,868,925

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In thousands)
Operating activities:
Net income	$3,218	$18,649
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	88,491	74,092
Amortization of debt issuance costs	586	335
Share-based compensation	2,659	1,826
Derivative loss	39,634	23,840
Cash payments on derivative settlements	(5,800)	(2,223)
Deferred income taxes	2,550	9,347
Asset retirement obligation settlements	(5,384)	(17,470)
Changes in operating assets and liabilities	2,203	(35,671)

Net cash provided by operating activities	128,157	72,725

Investing activities:
Investment in oil and natural gas properties and equipment	(84,626)	(39,928)
Purchases of furniture, fixtures and other	(500)	(80)

Net cash used in investing activities	(85,126)	(40,008)

Financing activities:
Borrowings of long-term debt	84,000	10,000
Repayments of long-term debt	(117,000)	(10,000)
Dividends to shareholders	(5,948)	(2,979)
Other	(87)	-

Net cash used in financing activities	(39,035)	(2,979)

Increase in cash and cash equivalents	3,996	29,738
Cash and cash equivalents, beginning of period	4,512	28,655

Cash and cash equivalents, end of period	$8,508	$58,393

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Income Excluding Special Items,” “EBITDA” and “Adjusted EBITDA.” Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues. Our management uses these non-GAAP financial measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Net Income Excluding Special Items

“Net Income Excluding Special Items” does not include the unrealized derivative (gain) loss, a litigation accrual, and associated tax effects. Net Income excluding special items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended March 31,
	2012	2011
	(In thousands, except per share amounts) (Unaudited)
Net income	$3,218	$18,649
Unrealized commodity derivative loss	33,834	21,617
Litigation accrual	8,300	-
Income tax adjustment for above items at statutory rate	(14,747)	(7,566)

Net income excluding special items –	$30,605	$32,700

Basic and diluted earnings per common share, excluding special items	$0.40	$0.43

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income plus income tax expense, net interest expense, depreciation, depletion, amortization, and accretion. Adjusted EBITDA excludes the unrealized gain or loss related to our derivative contracts and a litigation accrual. We believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. We believe this presentation is relevant and useful because it helps our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,
	2012	2011
	(In thousands) (Unaudited)
Net income	$3,218	$18,649
Income tax expense	1,981	10,182
Net interest expense	10,714	8,717
Depreciation, depletion, amortization and accretion	88,491	74,092

EBITDA	104,404	111,640

Adjustments:
Unrealized commodity derivative loss	33,834	21,617
Litigation accrual	8,300	-

Adjusted EBITDA	$146,538	$133,257

Adjusted EBITDA Margin	62%	63%